EXHIBIT 10.4

BANK OF SOUTH CAROLINA CORPORATION

1998 OMNIBUS STOCK INCENTIVE PLAN

Board Approved January 15, 1998
Shareholder Approved April 14, 1998

Effective April 14, 1998

BANK OF SOUTH CAROLINA CORPORATION

1998 OMNIBUS STOCK INCENTIVE PLAN

1.01
Agreement means a written agreement (including any amendment or supplement thereto) between BKSC and a Participant specifying the terms and conditions of an award of an Option granted to such Participant.

1.02	Code means the Internal Revenue Code of 1986, as amended.

1.03	Board means the Board of Directors of BKSC.

1.04	Date of Exercise means the date that the Option price is received by BKSC.

1.05
Fair Market Value means, on any given date, the closing price of BKSC common stock as reported on the Nasdaq Small Capitalization Market.  If BKSC common stock was not traded on the Nasdaq Small Capitalization Market on such date, then Fair Market Value is determined with reference to the next preceding day that BKSC common stock was so traded.

1.06	Legal Disability means that a Participant is permanently and totally disabled within the meaning of Code section 22(e)(3).

1.07	Plan means the Bank of South Carolina Corporation 1998 Omnibus Stock Incentive Plan.

1.08
Retirement means that a Participant has separated from service on or after his earliest early retirement date under The Bank of South Carolina Employee Stock Ownership Plan and Trust or such tax-qualified pension or profit sharing plan maintained by BKSC or a Subsidiary in which he participates.

1.09	BKSC means Bank of South Carolina Corporation.

1.10	BKSC Common Stock means the common stock, no par value, of BKSC.

1.11	Option means a stock option that entitles the holder to purchase from BKSC a stated number of shares of BKSC common stock at the price set forth in an Agreement.

1.12
Participant means an employee of BKSC or of a Subsidiary, including an employee who is a member of the Board, or a non-employee who satisfies the requirements of Article IV and is selected by the Committee to receive an Option.

ARTICLE II

PURPOSES

The Plan is intended to assist BKSC in recruiting and retaining employees with ability and initiative by enabling employees to participate in its future success and to associate their interests with those of BKSC and its shareholders.  The Plan is intended to permit the grant of both Options qualifying under Code section 422 (“incentive stock options”) and Options not so qualifying.  No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.  The proceeds received by BKSC from the sale of BKSC common stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

Except as provided in this Article III, the Plan shall be administered by the Committee.  The Committee shall have authority to grant Options upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate.  Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all of any part of an Option.  Notwithstanding any such condition, the Committee may, in its discretion, accelerate the time at which any Option may be exercised.  In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan.  The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee.  Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive.  No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option.  All expenses of administering this Plan shall be borne by BKSC.

The Committee, in its discretion, may delegate to one or more officers of BKSC all or part of the Committee’s authority and duties with respect to Participants who are not subject to the reporting and other provisions of Section 16 of the Securities and Exchange Act of 1934, as in effect from time to time.  In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee’s delegate or delegates.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01
General.  Any employee of BKSC or of any Subsidiary (including any corporation that becomes a Subsidiary after the adoption of this Plan) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of BKSC or a Subsidiary.  Any such employee may be granted Options.  A Director of BKSC who is an employee of BKSC or a Subsidiary may be granted Options under this Plan.  A member of the Committee may not participate in this Plan during the time that his participation would prevent the Committee from being “disinterested” for purposes of Securities and Exchange Commission Rule 16b-3 as in effect from time to time.

4.02
Grants.  The Committee will designate individuals to whom Options are to be granted and will specify the number of shares of BKSC common stock subject to each award or grant.  All Options granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may adopt.  No Participant may be granted incentive stock options (under all incentive stock option plans of BKSC and its Subsidiaries) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an option is granted) exceeding $100,000.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01	Source of Shares. Upon the exercise of an Option, BKSC may deliver to the Participant authorized but unissued BKSC Common Stock.

5.02
Maximum Number of Shares.  The maximum aggregate number of shares of BKSC common stock that may be issues pursuant to the exercise of Options is One Hundred Thousand subject to increases and adjustments as provided in this Article V and Article XI.

5.03
Incentive Stock Options.  Section 5.02 to the contrary notwithstanding, the maximum aggregate number of shares of BKSC common stock that may be issued pursuant to the exercise of Options that are incentive stock options granted under this Plan is One Hundred Eighty Thousand.

5.04
Forfeitures, etc.  If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of BKSC common stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

ARTICLE VI

OPTION PRICE

The price per share for BKSC common stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant.  The price per share for BKSC common stock purchased on the exercise of any incentive stock option shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Option is granted.

ARTICLE VII

EXERCISE OF OPTIONS

7.01
Maximum Option Period.  The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date the Option was granted.  The terms of any Option may provide that it is exercisable for a period less than such maximum period.

7.02
Nontransferability.  Any Option granted under this Plan shall be  nontransferable except by will or by the laws of descent and distribution.  In the event of any such transfer, the Option must be transferred to the same person or persons or entity or entities.  During the lifetime of a Participant to whom an Option is granted, the Option may be exercised only by the Participant.  No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

ARTICLE VIII

METHOD OF EXERCISE

8.01
Exercise.  An Option granted under this Plan shall be deemed to have been exercised on the Date of Exercise.  Subject to the provisions of Articles VII and X, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine.  An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number of whole shares  for which the Option could be exercised.  A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to remaining shares subject to the Option.

8.02
Payment.  Unless otherwise provided by the Agreement, payment of the Option price shall be made by Cashiers Check.  If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of BKSC common stock to BKSC.  If BKSC common stock is used to pay all of part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the Date of Exercise) that is not less than such price or part thereof.

8.03	Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the Date of Exercise of such Option.

ARTICLE IX

ADJUSTMENT UPON CHANGE IN BKSC COMMON STOCK

If all or any portion of the Option is exercised subsequent to any stock dividend, split up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization, or a transaction to which Section 424 of the Internal Revenue Code applies, or other similar change or transaction of or by BKSC, as a result of which shares of any class shall be issued in respect of outstanding shares of the class covered by the Option or shares of the class covered by the Option shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising such an Option shall receive, for the aggregate option price payable upon such exercise of the Option, the aggregate number and class of shares equal to the number and class of shares the Optionee would have had on the date of exercise had the shares been purchased for the same aggregate price at the date the Option was granted and had not been disposed of, taking into consideration any such stock dividend, split up, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or other similar change or transaction; provided, however, that no fractional share shall be issued upon any such exercise and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

ARTICLE X

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No option shall be exercisable and no BKSC common stock shall be issued under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of any domestic stock exchanges on which BKSC’s shares may be listed.  BKSC shall have the right to rely on an opinion of its counsel as to such compliance.  Any share certificate issued to evidence BKSC common stock for which an Option is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations.  No Option shall be exercisable and no BKSC common stock shall be issued under this Plan until BKSC has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XI

GENERAL PROVISIONS

13.01
Effect on Employment.  Neither the adoption of this Plan, its operation nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of BKSC or a Subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor.

13.02
Rules of Construction.  Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference.  The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.03
Employee Status.  For purposes of determining the applicability of Code section 422 (relating to incentive stock options) or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.

ARTICLE XII

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of BKSC common stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants.  No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

ARTICLE XIII

DURATION OF PLAN

No Option may be granted under this Plan after April 14, 2008.  Options granted before that date shall remain valid in accordance with their terms.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

Options may be granted under this Plan upon its adoption by the Board, provided that no Option will be effective unless this Plan is approved by shareholders holding a majority of BKSC’s outstanding voting stock, voting either in person or by proxy at a duly held shareholder’s meeting within twelve months of such adoption.